UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION
        Washington, DC  20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)

PRIMEENERGY CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.10

(Title of Class of Securities)

74l58El04

(CUSIP Number)

Ben I. Adler, Esq.
Goldman, Sachs & Co.
One New York Plaza
New York, New York 10004
(212) 902-1000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 2, 2009

(Date of Event which Requires Filing of this Statement)

If the Reporting Person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [x]

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) The Goldman Sachs Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 628,520
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 628,520
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 628,520
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.7%
14	TYPE OF REPORTING PERSON (See Instructions) HC – CO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Goldman, Sachs & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF; WC (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ X ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 628,520
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 628,520
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 628,520
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.7%
14	TYPE OF REPORTING PERSON (See Instructions) BD-PN-IA

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners V Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 175,521
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 175,521
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,521
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners V Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 90,660
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 90,660
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,660
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners V Institutional, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,170
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,170
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,170
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners V GmbH & Co. KG.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,983
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,983
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,983
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GSCP V Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 175,521
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 175,521
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,521
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON (See Instructions) OO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Advisors V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 67,153
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 67,153
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,153
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GSCP V Offshore Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 90,660
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 90,660
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,660
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

.

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) Goldman, Sachs Management GP GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,785
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,785
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,785
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (See Instructions) CO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners VI Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 135,491
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 135,491
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 135,491
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners VI Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,670
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,670
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,670
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners VI Parallel, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 37,224
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 37,224
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,224
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Capital Partners VI GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,801
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,801
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,801
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GSCP VI Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 135,491
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 135,491
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 135,491
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

.

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GSCP VI Offshore Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 112,670
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 112,670
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,670
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON (See Instructions) OO

.

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) GS Advisors VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 42,025
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 42,025
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,025
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%
14	TYPE OF REPORTING PERSON (See Instructions) OO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) PVF Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 623,521
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 623,521
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 623,521
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

13D
CUSIP No. 74158E104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only) McJunkin Red Man Holding Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF (Please see Item 3)
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 623,521
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 623,521
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 623,521
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.5%
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 74158E104

    This Amendment No.1 (this “Amendment”) supplements and amends certain information in the Schedule 13D filed on June 2, 2009 (the “Original 13D” and, together with this Amendment, the “Schedule 13D”) by The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co. (“Goldman Sachs”), GSCP V Advisors, L.L.C. (“GSCP V Advisors”), GSCP V Offshore Advisors, L.L.C. (“GSCP V Offshore Advisors”), GS Advisors V, L.L.C. (“GS Advisors V”), GSCP VI Advisors, L.L.C.  (“GSCP VI Advisors”), GSCP VI Offshore Advisors, L.L.C.  (“GSCP VI Offshore Advisors”), GS Advisors VI, L.L.C.  (“GS Advisors VI”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners V Fund, L.P. (“GS Capital V”), GS Capital Partners V Offshore Fund, L.P. (“GS V Offshore”), GS Capital Partners V GmbH & Co. KG (“GS Germany V”), GS Capital Partners V Institutional, L.P. (“GS V Institutional”), GS Capital Partners VI Fund, L.P. (“GS Capital VI”), GS Capital Partners VI Offshore Fund, L.P. (“GS VI Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany VI”), GS Capital Partners VI Parallel, L.P. (“GS VI Parallel” and, together with GS Capital V, GS V Offshore, GS Germany V, GS V Institutional, GS Capital VI, GS VI Offshore and GS Germany VI, the “Funds”), PVF Holdings LLC (formerly, McJ Holding LLC) and McJunkin Red Man Holding Corporation (formerly, McJ Holding Corporation) (GS Group, Goldman Sachs, GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS GmbH, the Funds, PVF Holdings LLC and McJunkin Red Man Holding Corporation collectively, the “Reporting Persons”). Capitalized terms used but not defined in this Amendment shall have the meanings given in the Original 13D. (1)
________________________________
(1)  Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a “person” for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ITEM 2.  IDENTITY AND BACKGROUND.

Item 2 of the Original 13D is hereby amended by replacing the words “Principal Investment Area Investment Committee” in the ninth sentence of the third paragraph thereof with the words “Corporate Investment Committee,” and by replacing in their entirety Schedules II-A, II-B, II-C, II-D, II-E, II-F and II-H incorporated therein by reference with Schedules II-A, II-B, II-C, II-D, II-E, II-F and II-H hereto, respectively, which Schedules II-A, II-B, II-C, II-D, II-E, II-F and II-H are incorporated herein by reference.

ITEM 4.  PURPOSE OF TRANSACTION

    Item 4 of the Original 13D is hereby amended by adding the following paragraph after the second paragraph thereof:

    “The Reporting Persons have also been advised that on June 2, 2009, McJunkin Red Man entered into an engagement letter (the “Engagement Letter”) with Stephens Inc. pursuant to which Stephens Inc. has agreed to act as the exclusive placement agent for a private sale of the Shares and that Stephens Inc. intends to sell the Shares pursuant to a private placement. The Reporting Persons have also been advised that under the Engagement Letter, Stephens Inc. will, upon closing of the private placement, receive a success fee equal to 6% of the gross proceeds received by McJunkin Red Man from the private placement.  The Reporting Persons have also been advised that on June 2, 2009, McJunkin Red Man entered into a letter agreement (the “Letter Agreement”) with the Company, pursuant to which McJunkin Red Man agreed to pay or reimburse the Company for certain expenses incurred by the Company in connection with McJunkin Red Man’s potential sale of the Shares.”

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

    Item 5 of the Original 13D is hereby amended in its entirety as follows:

    “(a) According to the Company’s Form 10-Q for the quarterly period ended March 31, 2009, as filed with the SEC on May 20, 2009, there were 3,040,872 shares of Common Stock outstanding as of May 11, 2009.

    The Funds indirectly control a majority of the shares of McJunkin Red Man through control of PVF Holdings LLC, an entity which controls McJunkin Red Man Holding Corporation.  McJunkin Red Man Holding Corporation owns 100% of the equity interests of McJunkin Red Man. McJunkin Red Man owns the Shares.

    As of June 2, 2009, each of GS Group and Goldman Sachs may be deemed to beneficially own an aggregate of 628,520 shares of Common Stock consisting of (i) 623,521 shares of Common Stock that are beneficially owned by McJunkin Red Man and (ii) 4,999 shares of Common Stock acquired by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities.  The shares of Common Stock that may be deemed to be beneficially owned by each of GS Group and Goldman Sachs represent approximately 20.7% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Capital V may be deemed to beneficially own an aggregate of 175,521 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Capital V represent approximately 5.8% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS V Offshore may be deemed to beneficially own an aggregate of 90,660 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS V Offshore represent approximately 3.0% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS V Institutional may be deemed to beneficially own an aggregate of 60,170 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS V Institutional represent approximately 2.0% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Germany V may be deemed to beneficially own an aggregate of 6,983 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Germany V represent approximately 0.2% of the outstanding shares of Common Stock.

    As of June 2, 2009, GSCP V Advisors may be deemed to beneficially own an aggregate of 175,521 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GSCP V Advisors represent approximately 5.8% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Advisors V may be deemed to beneficially own an aggregate of 67,153 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Advisors V represent approximately 2.2% of the outstanding shares of Common Stock.

    As of June 2, 2009, GSCP V Offshore Advisors may be deemed to beneficially own an aggregate of 90,660 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GSCP V Offshore Advisors represent approximately 3.0% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS GmbH may be deemed to beneficially own an aggregate of 11,785 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS GmbH represent approximately 0.4% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Capital VI may be deemed to beneficially own an aggregate of 135,491 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Capital VI represent approximately 4.5% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS VI Offshore may be deemed to beneficially own an aggregate of 112,670 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS VI Offshore represent approximately 3.7% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS VI Parallel may be deemed to beneficially own an aggregate of 37,224 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS VI Parallel represent approximately 1.2% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Germany VI may be deemed to beneficially own an aggregate of 4,801 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Germany VI represent approximately 0.2% of the outstanding shares of Common Stock.

    As of June 2, 2009, GSCP VI Advisors may be deemed to beneficially own an aggregate of 135,491 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GSCP VI Advisors represent approximately 4.5% of the outstanding shares of Common Stock.

    As of June 2, 2009, GS Advisors VI may be deemed to beneficially own an aggregate of 42,025 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GS Advisors VI represent approximately 1.4% of the outstanding shares of Common Stock.

    As of June 2, 2009, GSCP VI Offshore Advisors may be deemed to beneficially own an aggregate of 112,670 shares of Common Stock that are beneficially owned by McJunkin Red Man. The shares of Common Stock that may be deemed to be beneficially owned by GSCP VI Offshore Advisors represent approximately 3.7% of the outstanding shares of Common Stock.

    In accordance with Securities and Exchange Commission Release No. 34-395538 (January 12, 1998) (the “Release”), this Schedule 13D reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of GS Group and its subsidiaries and affiliates (collectively, “GSG”). This Schedule 13D does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned, if any, by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Sachs Reporting Units acts as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. None of the Reporting Persons or, to the knowledge of any of the Reporting Persons, any of the persons listed on Schedules I, II-A, II-B, II-C, II-D, II-E, II-F, II-G, II-H or II-I to this Schedule 13D may be deemed to beneficially own any shares of Common Stock other than as set forth herein.

    As of June 2, 2009, PVF Holdings LLC may be deemed to beneficially own an aggregate of 623,521 shares of Common Stock that are beneficially owned by McJunkin Red Man, its indirect subsidiary. The shares of Common Stock that may be deemed to be beneficially owned by PVF Holdings LLC represent approximately 20.5% of the outstanding shares of Common Stock.  Affiliates of GS Group control PVF Holdings LLC.

    As of June 2, 2009, McJunkin Red Man Holding Corporation may be deemed to beneficially own an aggregate of 623,521 shares of Common Stock that are beneficially owned by McJunkin Red Man, its wholly owned subsidiary. The shares of Common Stock that may be deemed to be beneficially owned by McJunkin Red Man Holding Corporation represent approximately 20.5% of the outstanding shares of Common Stock.  McJunkin Red Man Holding Corporation is wholly owned by PVF Holdings LLC.

    (b) Each Reporting Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Reporting Person as indicated above.

    (c) No transactions in the Common Stock were effected by the Reporting Persons or, to the knowledge of any of the Reporting Persons, any of the persons listed on Schedules I, II-A, II-B, II-C, II-D, II-E, II-F, II-G, II-H or II-I to this Schedule 13D, during the period from June 1, 2009 through June 2, 2009.

    (d) On January 31, 2007, McJunkin Red Man was acquired by affiliates of GS Group pursuant to the Merger Agreement.  The Reporting Persons have been advised by McJunkin Red Man that, pursuant to the Merger Agreement, McJunkin Red Man has agreed to sell the Shares and remit an amount equal to 95% of the net proceeds of such sale less 40% of the taxable gain therefrom to those persons listed on Schedule IV to this Schedule 13D who were the record holders of shares of McJunkin Red Man immediately prior to the consummation of the merger. The Reporting Persons have also been advised by McJunkin Red Man that, in accordance with its obligations under the Merger Agreement, McJunkin Red Man is exploring a potential sale of the Shares in privately negotiated transactions.  There can be no assurance that such a sale of all or any portion of the Shares will take place.

    The Reporting Persons have also been advised that on June 2, 2009, McJunkin Red Man entered into the Engagement Letter with Stephens Inc. pursuant to which Stephens Inc. has agreed to act as the exclusive placement agent for a private sale of the Shares and that Stephens Inc. intends to sell the Shares pursuant to a private placement. The Reporting Persons have also been advised that under the Engagement Letter, Stephens Inc. will, upon closing of the private placement, receive a success fee equal to 6% of the gross proceeds received by McJunkin Red Man from the private placement. The Reporting Persons have also been advised that on June 2, 2009, McJunkin Red Man entered into the Letter Agreement with the Company, pursuant to which McJunkin Red Man agreed to pay or reimburse the Company for certain expenses incurred by the Company in connection with McJunkin Red Man’s potential sale of the Shares.  Except as described above, no other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by the Reporting Persons.

    (e) Not applicable.”

SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 4, 2009

THE GOLDMAN SACHS GROUP, INC.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GOLDMAN, SACHS & CO.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GSCP V ADVISORS, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GSCP V OFFSHORE ADVISORS, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS ADVISORS V, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GOLDMAN, SACHS MANAGEMENT GP GMBH
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS V FUND, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS V GMBH & CO. KG
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GSCP VI ADVISORS, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GSCP VI OFFSHORE ADVISORS, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS ADVISORS VI, L.L.C.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI FUND, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI GMBH & CO. KG
By: /s/ Yvette Kosic
Name: Yvette Kosic
Title: Attorney-in-fact

PVF HOLDINGS LLC
By: /s/ Stephen W. Lake
Name: Stephen W. Lake
Title: Executive Vice President, General Counsel and Corporate Secretary

McJUNKIN RED MAN HOLDING CORPORATION
By: /s/ Stephen W. Lake
Name: Stephen W. Lake
Title: Executive Vice President, General Counsel and Corporate Secretary

CUSIP No. 74158E104

SCHEDULE II-A

The name, position and present principal occupation of each executive officer of GSCP V Advisors, L.L.C., the sole general partner of GS Capital Partners V Fund, L.P., are set forth below.

The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin A. Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-B

The name, position and present principal occupation of each executive officer of GSCP V Offshore Advisors, L.L.C., the sole general partner of GS Capital Partners V Offshore Fund, L.P., are set forth below.

The business address for each of the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin A. Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-C

The name, position and present principal occupation of each executive officer of GS Advisors V, L.L.C., the sole general partner of GS Capital Partners V Parallel, L.P., are set forth below.

The business address for each of the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin A. Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-D

The name, position and present principal occupation of each executive officer of GSCP VI Advisors, L.L.C., the sole general partner of GS Capital Partners VI Fund, L.P., are set forth below.

The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin A. Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-E

The name, position and present principal occupation of each executive officer of GSCP VI Offshore Advisors, L.L.C., the sole general partner of GS Capital Partners VI Offshore Fund, L.P., are set forth below.

The business address for each of the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin A. Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-F

The name, position and present principal occupation of each executive officer of GS Advisors VI, L.L.C., the sole general partner of GS Capital Partners VI Parallel, L.P., are set forth below.

The business address for each of the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Hughes B. Lepic, Michael M. Furth, Robert R. Gheewalla, Martin Hintze and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of each of Stephanie M. Hui, Sang Gyun Ahn, Steve Y. Sun, William Wang and Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of each of Joseph P. DiSabato and Peter J. Perrone is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu and Kota Igarashi is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Martin A. Hintze and Oliver Thym are citizens of Germany; Ankur A. Sahu is a citizen of India; Steve Y. Sun and William Wang are citizens of the People’s Republic of China; Sang Gyun Ahn is a citizen of South Korea; Kota Igarashi is a citizen of Japan; Stephanie M. Hui is a citizen of the United Kingdom; and Michael M. Furth is a citizen of Ireland and the United States.

Name	Position	Present Principal Occupation

Richard A. Friedman	President	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director and Vice President, Assistant Secretary and Assistant General Counsel	Managing Director of Goldman, Sachs & Co.

Sang Gyun Ahn	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

John E. Bowman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Gerald J. Cardinale	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Thomas G. Connolly	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Joseph P. DiSabato	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Katherine B. Enquist	Managing Director, Vice President and Secretary	Managing Director of Goldman, Sachs & Co.

Michael M. Furth	Managing Director and Vice President	Managing Director of Goldman Sachs International

Robert R. Gheewalla	Managing Director and Vice President	Managing Director of Goldman Sachs International

Joseph H. Gleberman	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Bradley J. Gross	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director and Vice President	Managing Director of Goldman Sachs International

Stephanie M. Hui	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Kota Igarashi	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Adrian M. Jones	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Hughes B. Lepic	Managing Director and Vice President	Managing Director of Goldman Sachs International

Sanjeev K. Mehra	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director and Vice President	Managing Director of Goldman Sachs International

Peter J. Perrone	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director and Vice President	Managing Director of Goldman Sachs (Japan) L.L.C.

Muneer A. Satter	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

Steve Y. Sun	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Oliver Thym	Managing Director and Vice President	Managing Director of Goldman, Sachs & Co.

William Wang	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Andrew E. Wolff	Managing Director and Vice President	Managing Director of Goldman Sachs (Asia) L.L.C.

Elizabeth C. Fascitelli	Treasurer	Managing Director of Goldman, Sachs & Co.

CUSIP No. 74158E104

SCHEDULE II-H

The name and principal occupation of each member of the Corporate Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GSCP VI Advisors, L.L.C., GS Capital Partners VI Fund, L.P., GSCP VI Offshore Advisors, L.L.C., GS Capital Partners VI Offshore Fund, L.P., GS Advisors VI, L.L.C., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GSCP V Advisors, L.L.C., GS Capital Partners V Fund, L.P., GSCP V Offshore Advisors, L.L.C., GS Capital Partners V Offshore Fund, L.P., GS Advisors V, L.L.C., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG are set forth below.

The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of each of Robert R. Gheewalla, Hughes B. Lepic, Martin A. Hintze  and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Andrew E. Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All members listed below are United States citizens, except as follows: Martin A. Hintze is a citizen of Germany; Sarah E. Smith is a citizen of the United Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; and Ankur A. Sahu is a citizen of India.

Name	Present Principal Occupation

Richard A. Friedman	Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman	Managing Director of Goldman, Sachs & Co.

Henry Cornell	Managing Director of Goldman, Sachs & Co.

Sanjeev K. Mehra	Managing Director of Goldman, Sachs & Co.

Muneer A. Satter	Managing Director of Goldman, Sachs & Co.

Joe DiSabato	Managing Director of Goldman, Sachs & Co.

Adrian M. Jones	Managing Director of Goldman, Sachs & Co.

Melina E. Higgins	Managing Director of Goldman, Sachs & Co.

Ben I. Adler	Managing Director of Goldman, Sachs & Co.

Elizabeth C. Fascitelli	Managing Director of Goldman, Sachs & Co.

Michael E. Koester	Managing Director of Goldman, Sachs & Co.

Kenneth A. Pontarelli	Managing Director of Goldman, Sachs & Co.

Ankur A. Sahu	Managing Director of Goldman Sachs (Japan) L.L.C.

Andrew E. Wolff	Managing Director of Goldman Sachs (Asia) L.L.C.

Sarah E. Smith	Managing Director of Goldman, Sachs & Co.

Robert R. Gheewalla	Managing Director of Goldman, Sachs International

Hughes B. Lepic	Managing Director of Goldman, Sachs International

Gerald J. Cardinale	Managing Director of Goldman, Sachs & Co.

Sanjay H. Patel	Managing Director of Goldman, Sachs International

Thomas G. Connolly	Managing Director of Goldman, Sachs & Co.

Martin A. Hintze	Managing Director of Goldman, Sachs International